Exhibit 1

Stock Symbols: AEM (NYSE and TSX)	For further information:
David Smith; VP, Investor Relations
(416)947-1212

AGNICO-EAGLE COMPLETES PURCHASE OF SURFACE RIGHTS AT PINOS ALTOS;

FUNDED FROM ISSUANCE OF COMMON SHARES

Toronto (December 16, 2008) - Agnico-Eagle Mines Limited (“Agnico-Eagle” or the “Company”) announced today that it has agreed to issue 900,000 common shares at a price of US$38.00 per share to fund the previously announced purchase of surface rights and advance royalty payments in connection with the development of the Pinos Altos property in Chihuahua State, Mexico.  The issuance is scheduled to close on or about December 19, 2008 and is subject to certain conditions, including the execution of definitive documentation and normal regulatory approvals, including the approval of the Toronto Stock Exchange.

The issuance will be made under a prospectus supplement to the Company’s existing shelf prospectus dated December 14, 2006 filed in Canada and under the multijurisdictional disclosure system in the United States. The Company has not engaged the services of any underwriter, broker or dealer in connection with the offering.

The Company has filed a base shelf prospectus with the Canadian Securities Administrators and a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) (SEC File No. 333-138921) for the offering to which this communication relates and will file a prospectus supplement containing additional information about the offering.  These documents and other documents filed by the Company and referred to therein are or will be available on the SEC website at www.sec.gov and at www.sedar.com.

Forward-Looking Statements

The information in this press release has been prepared as at December 16, 2008. Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and forward looking information under the provisions of Canadian provincial securities laws. When used in this document, words such as “anticipate,” “expect,” “estimate,” “forecast,” “intend,” “planned,” “will,” “likely” and similar expressions are intended to identify forward-looking statements or information.  Such statements reflect the Company’s views as at the date of this press release and are subject to certain risks, uncertainties and assumptions.  Forward-looking statements are necessarily based upon a number of factors and assumptions that, while considered reasonable by Agnico-Eagle as of the date of such statements, are inherently subject to significant business, economic and competitive uncertainties and contingencies.  The factors and assumptions of Agnico-Eagle contained in this news release which may prove to be incorrect include, but are not limited to, assumptions regarding business and market conditions, compliance with agreements and the satisfaction of conditions.

Many factors, known and unknown, could cause the actual results to be materially different from those expressed or implied by such forward-looking statements. Such risks include, but are not limited to changes in business and market conditions; failure to obtain necessary approvals or to satisfy conditions; and the possibility of the occurrence of events that may permit the purchaser to terminate the purchase agreement.  For a more detailed discussion of such risks and other factors, see the Company’s Annual Information Form and Annual Report on Form 20-F for the year ended December 31, 2007, as well as the Company’s other filings with the Canadian Securities Administrators and the SEC. The Company does not intend, and does not assume any obligation, to update these forward-looking statements and information, except as required by law. Accordingly, readers are advised not to place undue reliance on forward-looking statements.

About Agnico-Eagle

Agnico-Eagle is a long established Canadian gold producer with operations located in Quebec and Finland and exploration and development activities in Canada, Finland, Mexico and the United States.  Agnico-Eagle’s LaRonde Mine is Canada’s largest gold deposit in terms of reserves.  The Company has full exposure to higher gold prices consistent with its policy of no forward gold sales.  It has declared a cash dividend for 27 consecutive years.  Agnico-Eagle’s registered office is located at 145 King Street East, Suite 400, Toronto, Ontario M5C 2Y7.